Exhibit 99.2

        Rock-Tenn Company Announces Closure of Waco Folding Carton Plant

     NORCROSS, Ga.--(BUSINESS WIRE)--Aug. 3, 2005--Rock-Tenn Company (NYSE: RKT) announced today its decision to close its Waco, Texas, folding carton plant in the first quarter of fiscal 2006. The plant was acquired on June 6, 2005 as part of the purchase of the Gulf States paperboard and packaging businesses. Rock-Tenn will transfer the majority of the Waco facility's current production to other plants.
     Mike Kiepura, Executive Vice President - Folding Carton division, stated, "Gulf States' Waco plant was the weakest performer in the Gulf States system and, based on our operating review, we cannot justify the investment that would be required to continue operations at this plant."
     Rock-Tenn Company expects to incur cash costs in connection with the closure of approximately $3.5 million, which will include severance, equipment relocation and other costs associated with the facility's closure, which will be partially offset with proceeds from the sale of the facility. Approximately $2 million of these costs will be allocated to the purchase price of the Gulf States acquisition and the remainder will be designated as restructuring costs or expensed to the Company's operations on a current basis.
     The Waco closure is expected to reduce annual operating costs by $3 million that will contribute to the $20 million of synergies that Rock-Tenn expects to realize following its acquisition of Gulf States' paperboard and packaging businesses.
     Rock-Tenn Company provides a wide range of marketing and packaging solutions to consumer products companies at low costs, with combined pro forma net sales of $2.1 billion and operating locations in the United States, Canada, Mexico and Chile. The Company is one of North America's leading manufacturers of packaging products, merchandising displays and bleached and recycled paperboard.
     Statements herein regarding, among others, expectations regarding the transfer of current production from the closed facility; the impact of the facility closure on the operations of other Company facilities; restructuring costs, including cash expenditures and the timing of such expenditures and charges; and operating costs constitute forward-looking statements within the meaning of the federal securities laws. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding, among other things, the amounts of asset impairment, severance costs, relocation costs, business interruption and employee training costs and other costs associated with the closure as well as capacity utilization and production efficiencies. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions will prove to be inaccurate. Such risks are more particularly described in the Company's filings with the Securities and Exchange Commission, including under the caption "Business -- Forward-Looking Information and Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.


     CONTACT: Rock-Tenn Company, Norcross
              David Rees, 678-291-7552